EXHIBIT 99.1

Global Corporate Trust Services
One Federal Street, 3rd Floor
Boston, MA 02110

Notice to Holders of:

STRATS TRUST FOR AMBAC FINANCIAL GROUP, INC. SECURITIES
SERIES 2007-1 (CUSIP:* 784786204)
$34,287,300 Principal Amount Callable Class A Certificates, Series 2007-1

PLEASE FORWARD THIS NOTICE TO BENEFICIAL HOLDERS.

U.S. Bank Trust National Association is the trustee (the "Trustee") under that certain Base Trust Agreement, dated as of September 8, 2006 (the "Base Trust Agreement") between Synthetic Fixed-Income Securities, Inc., as trustor and the Trustee, as amended and supplemented by the STRATS Certificates Series Supplement 2007-1, dated as of July 16, 2007 (the “Series Supplement”, and together with the Base Trust Agreement, collectively, the “Trust Agreement”) which governs the above-referenced Callable Class A Certificates, Series 2007-1 (the "Certificates").   The Trustee was the holder of certain Directly-Issued Subordinated Capital Securities due February 7, 2087 (CUSIP* 023139AF5) (“DISCs”) issued by Ambac Financial Group, Inc. (the “Underlying Issuer”), which were cancelled on the Effective Date of the Plan (as described below).

Bankruptcy Filing/ Plan Effective Date

As stated in the Trustee’s prior notices, the Underlying Issuer filed a voluntary petition for relief on November 8, 2010 (the “Petition Date”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court (the “Bankruptcy Court”) for the Southern District of New York (Case No. 10-15973) (the “Bankruptcy Proceedings”).  On March 14, 2012, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Fifth Amended Plan of Reorganization of Ambac Financial Group, Inc. dated March 12, 2012 (as amended, the “Plan”).1  The Effective Date of the Plan was May 1, 2013. Pursuant to the Plan, the DISCs were cancelled on the Effective Date of the Plan. As described in prior notices, in accordance with the Plan, the Trustee distributed: (i) new common stock of the reorganized Debtor, and (ii) warrants to acquire New Common Stock, to holders that surrendered Certificates (the “Surrendering Holders”) on or about May 17, 2013. To avoid fractional securities, such distribution included cash in lieu of fractional securities in the amount of the proceeds from the sale of such fractional securities.

 Ambac Securities Litigation

On September 22, 2011, the Trustee notified holders of Certificates that it had received a Notice of Pendency of Class Action and Proposed Settlements, Final Approval Hearing, and Motion for Attorney’s Fees and Reimbursement of Litigation Expenses (“Notice of Settlement”), in Case No. 08-cv-00411-NRB (the “Ambac Securities Litigation Case”). The Notice of Settlement provided that any purchasers of “Ambac Securities” during the period from October 19, 2005 through and including July 18, 2009 (“Claims Period”) may be entitled to a distribution as part of a proposed settlement.

1 Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

In its prior notice, the Trustee indicated that it intended to file a claim in the Ambac Securities Litigation Case after October 15, 2011, but before the bar date of October 24, 2011, unless directed otherwise by holders of Certificates in a manner acceptable to the Trustee and consistent with the Trust Agreemnt. On October 19, 2011, the Trustee submitted a proof of claim in accordance with the provisions of the Notice of Settlement.

On February 21, 2014, the Trustee received a payment from the claims administrator in the Ambac Securities Litigation Case.  As a result of its receipt of such payment, The Trustee intends to make a distribution on March 13, 2014 in the amount of $1,455,843.66 to Surrendering Holders, in accordance with terms of Section 10(c) of the Series Supplement.

Certificates outstanding as of May 17, 2013	1,371,492 @ $25 = $34,287,300

Total cash to be distributed	$1,455,843.66

Cash being distributed per $25 Certificates	$1.061500

ALL HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS CONCERNING TREATMENT OF THIS DISTRIBUTION FOR TAX PURPOSES.

The timing, amount, and other relevant details concerning future distributions relating to payments from the claims administrator in the Ambac Securities Litigation Case, if any, are difficult to predict at this time.  All future distributions, if any, will paid ratably to Surrendering Holders.  The Trustee gives no assurances whatsoever with respect to any future distributions to holders of Certificates.

Other Information

Prior to any distribution of money or property to holders of Certificates, money and property held or received by the Trustee are to be used first for payment of the fees and costs incurred or to be incurred by the Trustee in performing under the Trust Agreement, as well as for any indemnities owing or to become owing to the Trustee.  This may include, but is not limited to, compensation for time the Trustee spends and the fees and costs of counsel, advisors and other agents the Trustee, or its agents or counsel may employ, to file claims, pursue collection activities, or to take or evaluate other actions.

The Trustee intends to send further notices to holders of Certificates as material developments occur.  Holders of Certificates with questions should direct them in writing to Deborah Ibrahim, Vice President, U.S. Bank National Association, Corporate Trust Services, One Federal Street, 3rd Floor Boston, MA 02110.   Holders with questions may also contact U.S. Bank by either calling (800) 934-6802, option # 4; or visiting: www.usbank.com/corp_trust/bondholder_contact.html.

The Trustee may invest funds held under the Trust Agreement for which investment or advisory services are provided by the U.S. Bank and/or an affiliate of U.S. Bank.  As such, U.S. Bank and its affiliates receive compensation for the investment advisory, custodial, distribution and other services provided.  A schedule that explains the services and costs, including the rate, formula and method of calculating such compensation is available by contacting U.S. Bank.

The Trustee may conclude that a specific response to particular inquiries from individual holders is not consistent with equal and full dissemination of information to all holders.  Holders should not rely on the Trustee as their sole source of information.  The Trustee makes no recommendations and gives no investment, legal or tax advice.

U. S. Bank Trust National Association,	March 11, 2014
as Trustee

* Trustee is not responsible for selection or use of CUSIPs.  It is included solely for holder convenience.